Exhibit 99.1

AMENDMENT
This Amendment to the Amended and Restated Employment Agreement (the “Employment Agreement”) by and between State Street Corporation, a Massachusetts corporation (the “Company”) and                                            (the “Executive”), dated _________ __, ____, is hereby entered into this 26th day of March, 2014.
The parties to the Employment Agreement now wish to amend the Employment Agreement to make certain changes deemed desirable by the Company and the Executive.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.    Effective March 26, 2014, Section 10 of the Employment Agreement is amended and restated in its entirety to read as follows:
“10.     Application of Section 4999 of the Code. (a) This Section 10 shall apply, in the event it shall be determined that any payment or distribution by the Company Group to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (the “Payments”) could reasonably be expected to be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”).
(b)    If it shall be determined that the Parachute Value of the Payments (as defined below) is equal to or less than 110% of the Safe Harbor Amount (as defined below), then the amount of the Payments otherwise due to, or for the benefit of, the Executive shall be reduced to the extent necessary, and in a manner intended to comply with Section 409A of the Code, to assure that the Parachute Value of the Payments, as calculated for the Payments remaining after such reduction, does not exceed the Safe Harbor Amount (a “Cutback”). To the extent any such reduction to the Executive’s Payments becomes necessary by reason of the preceding sentence; the reduction shall be applied by (x) reducing the cash payments and benefits due to the Executive under this Agreement in the following order: Section 7(i)(B), Section 7(i)(C), Section 7(i)(D) and then, if applicable, Section 7(i)(E), or (y) an order of reduction specified by the Executive; provided, however, that the Executive’s right to specify the order of reduction of the payments or benefits shall apply only to the extent that it does not directly or indirectly alter the time or method of payment of any amount that is deferred compensation subject to Section 409A. For the purposes of this Section 10, (i) “Parachute Value of the Payments” shall mean the present value, as of the Effective Date, for purposes of Section 280G of the Code of the portion of such Payments that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm (as defined in Section 10(d)) for purposes of determining whether and to what extent the Excise Tax will apply to such Payments, and (ii) “Safe Harbor Amount” shall mean the maximum Parachute Value of the Payments that the Executive can receive without any Payments being subject to the Excise Tax.
(c)    If it shall be determined that the Parachute Value of the Payments is greater than 110% of the Safe Harbor Amount, then the value of the Payments to be made to the Executive shall be either (i) subject to a Cutback or (ii) delivered in full, whichever of the foregoing results in the receipt by the Executive of the greatest benefit on an after-tax basis (taking into account the Executive’s actual marginal rate of federal, state and local income taxation and the Excise Tax).
(d)    All determinations required to be made under this Section 10, including whether and when a Cutback is required and the amount of such Cutback and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP or such other nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”); provided that such Accounting Firm shall be independent of the Executive. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the

Executive shall appoint another independent nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. The Accounting Firm shall make the determinations required under this Section 10 on a preliminary basis and provide to both the Company and the Executive the detailed supporting calculations on an initial basis, as soon as reasonably practicable prior to the making of any Payment, but in no event later than 10 days prior to the Effective Date. Thereafter, the Accounting Firm shall timely make any further determinations as may be required under this Section 10 and provide to both the Company and the Executive additional detailed supporting calculations as necessary or appropriate to effectuate the provisions of this Section 10. If, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the preliminary or a subsequent determination by the Accounting Firm hereunder, amounts that should have been subject to a Cutback were instead paid or provided to the Executive (“Overpayment”), consistent with the calculations required to be made hereunder, then, in the event that the Executive is required to make a payment of any Excise Tax solely as a result of an Overpayment, the Accounting Firm shall determine the amount of the Overpayment that has occurred and the Company shall indemnify the Executive for any damages, including, without limitation, the Excise Tax, and costs incurred by him resulting from any Overpayment. Any amounts payable by the Company or any other member of the Company Group to the Executive as a result of the Company’s indemnification obligations as provided for in the immediately preceding sentence shall be paid no later than the last day of the calendar year following the calendar year in which the Executive remits the related taxes.”

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2.    All other terms and provisions of the Employment Agreement shall remain in full force and effect.

By:
Executive

Date:

STATE STREET CORPORATION

By:

Date: